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                             FORM 15
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                    Under Section 13 and 15(d)
              of the Securities Exchange Act of 1934

                  Commission File Number 0-13946

                 INTERNATIONAL DESIGN GROUP, INC.
      -----------------------------------------------------
      (Exact Name of registrant as specified in its charter)

                   3201 Griffin Road, Suite 210
                      Dania, Florida  33312
                          (954) 893-7555
   ------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                   $0.05 Par Value Common Stock
      ------------------------------------------------------
     (Title of each class of securities covered by this Form)

                               None
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(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate of suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]     Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii) [ ]     Rule 15d-6           [ ]
     Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certification or notice date:
5.

Pursuant to the requirements of the Securities Exchange Act of 1934, International Design Group, Inc. has caused this certification/notice to be signed by the undersigned duly authorized person.

DATE:  July 15, 1997               By  /s/  David Raymond
                                       --------------------------------------
                                       David Raymond, President